Exhibit 99.1

News Release

Evans Bancorp, Inc. 6460 Main Street, Williamsville, NY 14221

IMMEDIATE RELEASE

Evans Bancorp, Inc. Announces Agreement to Sell the
Insurance Operations of The Evans Agency, LLC to
Arthur J. Gallagher & Co.

WILLIAMSVILLE, NY, November 7, 2023 – Evans Bancorp, Inc. (the “Company” or “Evans”) (NYSE American: EVBN), a community financial services company serving Western New York since 1920, announced today that it has entered into a definitive agreement to sell The Evans Agency, LLC (“TEA”) to Arthur J. Gallagher & Co. (NYSE: AJG) (“Gallagher”) for $40 million. The transaction is subject to customary closing conditions and is anticipated to be completed in the fourth quarter of 2023.

Key Highlights:

•	Evans’ growth of TEA over the years culminates with the capture of a valuation premium, providing capital to strategically redeploy across the core banking franchise.

•	Demonstrates significant value creation and delivers measurable shareholder value ~ 3.9x LTM Insurance Agency Revenue and ~ 20.3x 9/30/23 LTM Earnings

•	The net gain on sale, on an after-tax basis, is expected to be approximately $15.1 million.

•	Eliminates $12 million of goodwill and other intangibles.

•	Transaction is financially compelling with approximate pro forma impact to capital, prior to potential deployment of proceeds:

o	TCE / TA: Improves by 112 basis points to 7.47%

o	Tier 1 Leverage: Improves by 119 basis points to 10.58%

o	Total Risk Based Capital: Improves by 151 basis points to 14.80%

o	Tangible Book Value Per Share: Improves by 18.9% to $29.77

•	Transaction proceeds provide potential net income and earnings per share enhancements as generated capital is deployed through strategic and franchise growth initiatives over time.

David J. Nasca, President and CEO of Evans Bancorp, Inc., said, “For 23 years, the insurance business has been an integral part of Evans Bank. During that time, the Bank acquired over 15 agencies and successfully built a customer-centric, high-performing operation with strong values and a reputation for outstanding talent and service excellence. After extensive diligence, we believe AJG is the right partner, providing optimal benefit for all stakeholders, including assuring our associates and clients are well taken care of. This transaction realizes a significant valuation premium and is immediately accretive to Evans’ capital, tangible book value, and liquidity. The additional capital provides flexibility to evaluate and pursue various strategic initiatives to redeploy capital in support of our core banking business with a focus on continuing to enhance long-term shareholder value.”

Aaron Whitehouse, President of The Evans Agency, added, “Evans Agency associates will be joining a global insurance brokerage, risk management, and consulting services firm with an unrivaled tool kit to respond to client needs. Clients will have access to enhanced resources and a greater breadth of insurance expertise, while continuing to work with the existing talented team of Evans Agency associates and leadership.  Our partnership with Evans has been marked by two core principles: a commitment to excellent client service and creating a culture where associates thrive and can realize their full potential.  Together, we chose to partner with Gallagher as they share these same principles.  I am very excited about what this partnership will mean for our clients and associates.”

Founded in 1913, The Evans Agency is a retail insurance agency offering life insurance, employee benefits, and property and casualty insurance throughout New York and the Northeast. Current leadership and direct employees of The Evans Agency are expected to join Gallagher.

Piper Sandler & Co. acted as exclusive financial advisor and Luse Gorman, PC acted as legal counsel to Evans Bancorp, Inc.

About Evans Bancorp, Inc.

Evans Bancorp, Inc. is a financial holding company and the parent company of Evans Bank, N.A., a commercial bank with $2.2 billion in assets and $1.8 billion in deposits at September 30, 2023. Evans Bank is a full-service community bank with 18 branches providing comprehensive financial services to consumer, business and municipal customers throughout Western New York. The Evans Agency, a wholly owned subsidiary, provides life insurance, employee benefits, and property and casualty insurance through eight offices in the Western New York region.

Evans Bancorp, Inc. and Evans Bank routinely post news and other important information on their websites, at www.evansbancorp.com and www.evansbank.com.

Safe Harbor Statement: This news release contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. Such forward-looking statements include, but are not limited to, statements concerning future business, revenue and earnings. These statements are not historical facts or guarantees of future performance, events or results. There are risks, uncertainties and other factors that could cause the actual results of Evans Bancorp or the effects of the proposed transaction to differ materially from the results expressed or implied by such statements. Factors that may cause actual results to differ materially from those contemplated by such forward-looking statements include the impacts from COVID-19, competitive pressures among financial services companies, interest rate trends, general economic conditions, deposit flows and the cost of funds, demand for loan products, changes in legislation or regulatory requirements, our effectiveness at achieving stated goals and strategies, difficulties in achieving operating efficiencies, and as to the sale of TEA, the risk that the proposed transaction will not close when expected or at all because conditions to the closing are not satisfied on a timely basis or at all. Certain of these risks and uncertainties are more fully described in Evans Bancorp’s Annual and Quarterly Reports filed with the Securities and Exchange Commission. Forward-looking statements speak only as of the date they are made. Evans Bancorp undertakes no obligation to publicly update or revise forward-looking information, whether as a result of new, updated information, future events or otherwise.

For more information contact:	-OR-
John B. Connerton Executive Vice President and Chief Financial Officer	Deborah K. Pawlowski / Craig Mychajluk Kei Advisors LLC
(716) 926-2000 jconnerton@evansbank.com	(716) 843-3908 / (716) 843-3832 dpawlowski@keiadvisors.com cmychajluk@keiadvisors.com
Media Contact:
Kathleen Rizzo Young Group VP/Public & Community Relations Director (716) 343-5562 krizzoyoung@evansbank.com